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                                                                   EXHIBIT (11)



                             PHH CORPORATION AND SUBSIDIARIES

             Information Used in the Computation of Net Income Per Share

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                                                                  Nine Months Ended January 31,
(In thousands except per share data)                                      1995                1994

NET INCOME - as reported                                          $     50,889            $  46,403

Weighted average number of shares outstanding                           17,139               17,368

Give effect to the exercise of dilutive options
     determined under the treasury stock method                            128                  390

Reflect the period-end market price when greater
    than the average market price during the
    quarter                                                                 25                   37

Number of shares used in the computation of net
    income per share                                                    17,292               17,795

NET INCOME PER SHARE                                             $        2.94            $    2.61


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